Exhibit 99.1

AVERY DENNISON REPORTS 4th QUARTER

AND YEAR-END 2004 RESULTS

Company reports record earnings for the quarter;

Annual sales grow more than 12 percent to surpass $5 billion milestone

PASADENA, Calif. – January 25, 2005 – Avery Dennison Corporation (NYSE:AVY) today reported fourth quarter diluted earnings per share of $0.83, compared with $0.59 per share for the prior-year fourth quarter. Excluding a special charge and a gain resulting from a divestiture in the year-ago fourth quarter, earnings per share from continuing operations grew 28 percent.

“Our outstanding results this quarter, which include record quarterly earnings and strong sales growth in every major geographic region in which we operate, demonstrate the success of our intense focus on improving profitability and expanding top-line sales,” said Philip M. Neal, chairman and chief executive officer of Avery Dennison. “We faced several challenges in 2004, including a significant rise in raw material costs, yet we achieved our goals for sales and earnings.”

“We are pleased with the progress of our Horizons growth program,” said Neal. “This innovative approach to generating ideas, developing products and quickly introducing them to market has been implemented at businesses throughout the Company and is now a solid platform for our new business development efforts.”

Financial highlights for the fourth quarter of 2004:

•	Earnings per share, on a diluted basis, were $0.83, compared with $0.59 per share for the same quarter a year ago. The year-ago fourth quarter results included a special charge and gain resulting from a divestiture. Excluding these items, earnings per share were $0.65 in the fourth quarter of 2003. (See Attachment A-3: “Reconciliation of GAAP to Non-GAAP Measures”).

•	Net income was $83.6 million, compared with $59.3 million in the fourth quarter of 2003. Excluding the prior-year charge and gain, net income was $64.8 million in the fourth quarter of 2003, reflecting 29 percent growth in net income from continuing operations compared with the prior-year fourth quarter. (See Attachment A-3: “Reconciliation of GAAP to Non-GAAP Measures”).

•	Reported sales from continuing operations grew 16.5 percent to $1.4 billion for the fourth quarter of 2004 compared with $1.2 billion in the fourth quarter of 2003.

•	The combined effect of an extra week in the fiscal year that was included in the fourth quarter, and increased year-end orders by several large customers in the Office and Consumer Products segment in advance of a price increase, contributed approximately 25 percent of the sales growth, while the impact of currency translation and a small acquisition in the retail information services business contributed another 25 percent.

•	Core unit volume grew approximately 6.5 percent over the same period a year ago, excluding the impact of the extra week in the fiscal year, increased year-end purchasing activity by office products customers and the acquisition.

•	Sales growth in the U.S. exceeded 11 percent. Local currency sales (which excludes the impact of currency translation) were up 8 percent in Europe, excluding the contribution of an acquisition in the retail information services business, and increased 23 percent in emerging markets. Sales in emerging markets contributed approximately 20 percent of the Company’s total revenue.

•	Operating margin improved 30 basis points in the fourth quarter of 2004, compared with the fourth quarter of 2003, excluding restructuring charges in the prior-year fourth quarter. The improvement reflects lower operating expenses as a percent of sales, partially offset by reduced gross profit margin. On a sequential basis, operating margin remained essentially unchanged compared with the third quarter of 2004. (See Attachment A-3: “Reconciliation of GAAP to Non-GAAP Measures”).

•	The effective tax rate for the fourth quarter was 23.8 percent, 370 basis points lower than the same quarter a year ago.

Reporting Change:

Avery Dennison said that it has reorganized its reporting segments which will provide enhanced transparency of operational results. The change will have no effect on the way the Company operates or manages its businesses.

The four new segments are: 1) Pressure-sensitive Materials, consisting of the roll materials and the graphics and reflective materials businesses, as well as the performance polymers and engineered films operations; 2) Office and Consumer Products, the business that manufactures a variety of consumer products under the Avery brand name; 3) Retail Information Services, which serves the retail and apparel manufacturing industries and in the past was included in the Consumer and Converted Products segment; and 4) Other Businesses, which is comprised of the industrial and automotive products business and the security printing business that produces postage stamps and battery labels, previously reported as part of the Consumer and Converted Products segment, as well as the specialty tapes business, previously included in the Pressure-sensitive Adhesives and Materials segment.

Approximately 90 percent of Avery Dennison’s total sales are reported in three segments: Pressure-sensitive Materials, Office and Consumer Products, and Retail Information Services. Sales of the recently formed RFID (radio frequency identification) business will be reported as part of the Other Businesses segment in the first quarter of 2005; the business is included with corporate expense for the fourth quarter of 2004.

Operational Highlights:

The Pressure-sensitive Materials segment reported strong sales growth of approximately 19 percent. The North American pressure-sensitive roll materials business reported double-digit sales growth. Likewise, local currency sales in the pressure-sensitive roll materials business grew at double-digit rates in Europe, Asia and Latin America. Pressure-sensitive materials sales growth in China was particularly robust, with an increase of approximately 50 percent compared with the prior year quarter. In addition to the vigorous growth in emerging markets, the roll materials business increased sales through market share gains and new applications, particularly in the premium packaging markets. Avery Dennison said that, in addition to price increases that took effect in 2004, another price increase has been implemented for customers of the North American roll materials business, effective in early 2005. A price increase for customers of the European roll materials business currently is in the process of being implemented.

Sales in the Office and Consumer Products business increased by approximately 11 percent compared with the prior-year fourth quarter. Approximately 90 percent of the growth is attributable to the extra week in the fiscal year and the pre-buying activity by large customers. The Company said that raw material cost inflation had negatively affected this business during the quarter; however, a price increase that will go into effect during the first quarter of 2005 was recently accepted by all customers.

The Retail Information Services segment reported strong sales growth of approximately 20 percent, with approximately one-third of the growth due to the impact of currency translation and benefit from the acquisition of Rinke Etiketten, a woven label manufacturer in Germany. The Company said that new facilities in China, as well as in Central and South America expanded its production capabilities.

Financial highlights for the year:

•	Earnings per share, on a diluted basis, were $2.78, compared with $2.68 per share in 2003. Excluding the restructuring charges and gains in 2003, annual earnings per share grew 15 percent. (See Attachment A-3: “Reconciliation of GAAP to Non-GAAP Measures”).

•	Net income grew to $279.7 million, compared with $267.9 million in 2003. Excluding the restructuring charges and gains in 2003, net income increased 16 percent in 2004. (See Attachment A-3: “Reconciliation of GAAP to Non-GAAP Measures”).

•	Reported sales from continuing operations grew 12 percent to $5.3 billion, compared with $4.8 billion in 2003. The revenue increase is due to volume growth and a positive impact from currency exchange rates, partially offset by a negative impact from price and mix.

•	Operating margin declined 20 basis points compared with 2003, excluding restructuring charges and gains in 2003. (See Attachment A-3: “Reconciliation of GAAP to Non-GAAP Measures”).

•	The full-year tax rate was 25.1 percent, down 240 basis points compared with last year. The full-year tax rate includes a favorable tax audit settlement of $4 million in the second quarter of 2004.

Outlook:

Avery Dennison announced that it expects fully diluted earnings for the first quarter of 2005 to be in the range of $0.71 to $0.78 per share, with an estimate of annual earnings for 2005 in the range of $3.15 to $3.50 per share, excluding the impact of stock option expenses which the Company expects to begin reporting in the third quarter of 2005, as well as restructuring charges.

Avery Dennison said that it expects reported revenue growth in the range of 8 to 10 percent in the first quarter and 6 to 10 percent for the full year, with an anticipated positive impact from currency translation of 2 to 3 points in the first quarter and 1 to 2 points during the full year.

“We expect another good year in 2005 as we continue our focus on top-line growth,” said Neal. “Expanding leadership in developing markets and new applications for our technologies are contributing to our ability to leverage opportunities across Avery Dennison’s many growth platforms to create sales and profit growth.”

“We are making considerable progress in developing our RFID business, as we build an infrastructure to support what we expect to be a significant business for us within several years. In 2005, we plan to spend approximately $35 million to build our RFID business, which is double last year’s amount. In addition, we have earmarked another $20 million to $25 million for RFID capital expenditures in 2005. While we are slightly behind schedule on our initial plans for our new high-speed manufacturing line, we expect to be production-ready by the end of March, giving us the capability to produce millions of RFID-enabled pressure-sensitive labels to serve the rapidly growing demand for this technology,” said Neal.

“We anticipate operating margin, before RFID spending, to improve over the course of the next 12 months,” said Neal. “In addition, our recent pricing actions, aggressive cost reduction and productivity initiatives, as well as technological innovations to improve our manufacturing processes, will contribute to operational success in 2005 and beyond.”

Avery Dennison is a global leader in pressure-sensitive labeling materials, office products and retail tag, ticketing and branding systems. Based in Pasadena, Calif., Avery Dennison is a FORTUNE 500 company with 2004 sales of $5.3 billion. Avery Dennison employs approximately 21,400 individuals worldwide who apply the Company’s technologies to develop, manufacture and market a wide range of products for both consumer and industrial markets.

Products offered by Avery Dennison include Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, labels for a wide variety of automotive, industrial and durable goods applications, brand identification and supply chain management products for the retail and apparel industries, and specialty tapes and polymers.

# # #

Forward-Looking Statements

Certain information presented in this news release may constitute “forward-looking” statements. These statements are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; foreign exchange rates; worldwide and local economic conditions; selling prices; impact of legal proceedings, including the U.S. Department of Justice criminal investigation, as well as the European Commission and Canadian Department of Justice investigations, into competitive practices in the label stock industry and any related proceedings or lawsuits pertaining to these investigations or to the subject matter thereof; impact of epidemiological events on the economy and the Company’s customers and suppliers; successful integration of acquired companies; financial condition and inventory strategies of customers; development, introduction and acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company’s SEC filings.

The information presented in this news release reflects preliminary financial results, as the audit has not yet been completed. Under Section 404 of the Sarbanes-Oxley Act, new integrated audit requirements will not be met until the Company has completed all of the steps necessary to file these financial statements with the SEC.

The Company believes that the most significant risk factors that could affect its ability to achieve its stated financial expectations in the near-term include (1) potential adverse developments in legal proceedings and/or investigations regarding competitive conditions in the label stock industry; (2) the degree to which higher raw material costs can be passed on to customers through price increases, without a significant loss of volume; (3) the impact of economic conditions on underlying demand for the Company’s products, particularly in the U.S. and Western Europe; and (4) availability and cost of certain components used to manufacture adhesives used in some products sold by the Company, an extended shortage of which could disrupt production, resulting in a potentially significant loss of revenue and earnings.

For more information and to listen to a live broadcast or an audio replay of the

4th Quarter conference call with analysts, visit the Avery Dennison

Web site at www.investors.averydennison.com

AVERY DENNISON

CONSOLIDATED STATEMENT OF INCOME

(In millions, except per share amounts)

	(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	Jan. 01, 2005 (14 Weeks)	Dec. 27, 2003	Jan. 01, 2005 (53 Weeks)	Dec. 27, 2003
Net sales	$1,434.0	$1,231.1	$5,340.9	$4,762.6
Cost of products sold	1,001.0	858.4	3,761.4	3,304.6

Gross profit	433.0	372.7	1,579.5	1,458.0
Marketing, general & administrative expense	307.9	268.8	1,112.4	1,034.1
Interest expense	15.4	14.6	58.5	58.5
Other expense, net(1)	—	34.3	35.2	30.5

Income from continuing operations before taxes	109.7	55.0	373.4	334.9
Taxes on income	26.1	15.1	93.7	92.1

Income from continuing operations	83.6	39.9	279.7	242.8
Income from discontinued operations, net of taxes	—	19.4	—	25.1

Net Income	$83.6	$59.3	$279.7	$267.9

Per share amounts:
Income per common share, assuming dilution:
Continuing operations	$0.83	$0.40	$2.78	$2.43
Discontinued operations	—	0.19	—	0.25

Net Income	$0.83	$0.59	$2.78	$2.68

Average common shares outstanding, assuming dilution	100.6	100.0	100.5	100.0

Common shares outstanding at period end	100.1	99.6	100.1	99.6

Certain prior year amounts have been reclassified to conform with the 2004 financial statement presentation.

(1)	Other expense, net, for the fourth quarter of 2003 includes $34.3 million of restructuring costs, asset impairment and lease cancellation charges and costs associated with several product line divestitures.

Other expense for 2004 YTD includes $35.2 million of restructuring costs, asset impairment and lease cancellation charges.

Other expense, net, for 2003 YTD includes $30.5 million of restructuring costs, asset impairment and lease cancellation charges and costs associated with several product line divestitures, partially offset by a gain from settlement of a lawsuit during the second quarter of 2003.

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Avery Dennison reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company’s presentation of its financial results that are prepared in accordance with GAAP.

Avery Dennison uses the non-GAAP measures presented to evaluate and manage the Company’s operations internally. Avery Dennison is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

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AVERY DENNISON

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions, except per share amounts)

	(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	Jan. 01, 2005 (14 Weeks)	Dec. 27, 2003	Jan. 01, 2005 (53 Weeks)	Dec. 27, 2003
Reconciliation of GAAP to Non-GAAP Operating Margin:

Net sales	$1,434.0	$1,231.1	$5,340.9	$4,762.6

Income from continuing operations before taxes	$109.7	$55.0	$373.4	$334.9

GAAP Operating Margin	7.6%	4.5%	7.0%	7.0%

Income from continuing operations before taxes	$109.7	$55.0	$373.4	$334.9
Non-GAAP adjustments:
Restructuring costs and asset impairment charges	—	34.3	35.2	36.0
Gain from settlement of a lawsuit, partially offset by disposition of fixed assets and costs associated with a plant closure	—	—	—	(5.5)
Interest expense	15.4	14.6	58.5	58.5

Adjusted non-GAAP operating income from continuing operations before taxes and interest expense	$125.1	$103.9	$467.1	$423.9

Adjusted Non-GAAP Operating Margin	8.7%	8.4%	8.7%	8.9%

Reconciliation of GAAP to Non-GAAP Net Income:

As reported net income	$83.6	$59.3	$279.7	$267.9
Non-GAAP adjustments, net of taxes:
Restructuring costs and asset impairment charges	—	24.9	26.3	26.1
Gain from settlement of a lawsuit, partially offset by disposition of fixed assets and costs associated with a plant closure	—	—	—	(4.0)
Income from discontinued operations	—	(19.4)	—	(25.1)

Adjusted Non-GAAP Net Income	$83.6	$64.8	$306.0	$264.9

Reconciliation of GAAP to Non-GAAP Earnings Per Share:

As reported income per common share, assuming dilution:	$0.83	$0.59	$2.78	$2.68
Non-GAAP adjustments per share, net of taxes:
Restructuring costs and asset impairment charges	—	0.25	0.26	0.26
Gain from settlement of a lawsuit, partially offset by disposition of fixed assets and costs associated with a plant closure	—	—	—	(0.04)
Income from discontinued operations	—	(0.19)	—	(0.25)

Adjusted Non-GAAP income per common share, assuming dilution	$0.83	$0.65	$3.04	$2.65

Average common shares outstanding, assuming dilution	100.6	100.0	100.5	100.0

Common shares outstanding at period end	100.1	99.6	100.1	99.6

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AVERY DENNISON

SUPPLEMENTARY INFORMATION

(In millions)

	(UNAUDITED)

	Fourth Quarter Ended
	NET SALES		OPERATING INCOME(1)		OPERATING MARGINS
	2004 (14 Weeks)	2003(2)	2004 (14 Weeks)	2003(2)	2004 (14 Weeks)	2003(2)
Pressure-sensitive Materials	$794.6	$669.5	$62.2	$28.6	7.8%	4.3%
Office and Consumer Products	327.8	295.8	64.5	43.5	19.7%	14.7%
Retail Information Services	175.2	145.6	12.3	(0.9)	7.0%	-0.6%
Other Businesses	136.4	120.2	10.7	8.6	7.8%	7.2%
Corporate Expense	N/A	N/A	(24.6)	(10.2)	N/A	N/A
Interest Expense	N/A	N/A	(15.4)	(14.6)	N/A	N/A

TOTAL FROM CONTINUING OPERATIONS	$1,434.0	$1,231.1	$109.7	$55.0	7.6%	4.5%

(1)	Operating income for the fourth quarter of 2003 includes asset impairment charges, restructuring costs, lease cancellation charges and costs associated with several product line divestitures of $34.3 million, of which the Pressure-sensitive Materials segment recorded $13.1 million, the Office and Consumer Products segment recorded $11.3 million, the Retail Information Services segment reported $7 million, the Other Businesses segment reported $2.5 million and Corporate recorded $0.4 million.
(2)	Certain prior year amounts have been reclassified to conform with the 2004 financial statement presentation.

RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	Fourth Quarter Ended
	OPERATING INCOME		OPERATING MARGINS
	2004	2003	2004	2003
Pressure-sensitive Materials
Operating income, as reported	$62.2	$28.6	7.8%	4.3%
Non-GAAP adjustments:
Restructuring costs, asset impairment and lease cancellation charges	—	13.1	0.0%	1.9%

Adjusted non-GAAP operating income	$62.2	$41.7	7.8%	6.2%

Office and Consumer Products
Operating income, as reported	$64.5	$43.5	19.7%	14.7%
Non-GAAP adjustments:
Restructuring costs and asset impairment charges	—	11.3	0.0%	3.8%

Adjusted non-GAAP operating income	$64.5	$54.8	19.7%	18.5%

Retail Information Services
Operating income, as reported	$12.3	$(0.9)	7.0%	-0.6%
Non-GAAP adjustments:
Restructuring costs, asset impairment and lease cancellation charges	—	7.0	0.0%	4.8%

Adjusted non-GAAP operating income	$12.3	$6.1	7.0%	4.2%

Other Businesses
Operating income, as reported	$10.7	$8.6	7.8%	7.2%
Non-GAAP adjustments:
Restructuring costs and asset impairment charges	—	2.5	0.0%	2.0%

Adjusted non-GAAP operating income	$10.7	$11.1	7.8%	9.2%

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AVERY DENNISON

SUPPLEMENTARY INFORMATION

(In millions)

	(UNAUDITED)

	Twelve Months Year-to-Date
	NET SALES		OPERATING INCOME (1)		OPERATING MARGINS
	2004 (53 Weeks)	2003(2)	2004 (53 Weeks)	2003(2)	2004 (53 Weeks)	2003(2)
Pressure-sensitive Materials	$3,008.5	$2,572.6	$219.0	$176.6	7.3%	6.9%
Office and Consumer Products	1,172.5	1,168.1	186.4	188.5	15.9%	16.1%
Retail Information Services	636.1	552.7	47.8	24.2	7.5%	4.4%
Other Businesses	523.8	469.2	51.5	43.7	9.8%	9.3%
Corporate Expense	N/A	N/A	(72.8)	(39.6)	N/A	N/A
Interest Expense	N/A	N/A	(58.5)	(58.5)	N/A	N/A

TOTAL FROM CONTINUING OPERATIONS	$5,340.9	$4,762.6	$373.4	$334.9	7.0%	7.0%

(1)	Operating income for 2004 includes restructuring costs, asset impairment and lease cancellation charges of $35.2 million, of which the Pressure-sensitive Materials segment recorded $34.5 million, the Office and Consumer Products segment recorded $0.5 million and the Retail Information Services segment reported $0.2 million.

Operating income for 2003 includes asset impairment charges, restructuring costs, lease cancellation charges and costs associated with several product line divestitures of $30.5 million, partially offset by a gain from settlement of a lawsuit during the second quarter of 2003, of which the Pressure-sensitive Materials segment recorded $13.6 million, the Office and Consumer Products segment recorded $12.5 million, the Retail Information Services segment reported $7 million, the Other Businesses segment reported $2.5 million and Corporate recorded ($5.1 million).

(2)	Certain prior year amounts have been reclassified to conform with the 2004 financial statement presentation.

RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	Twelve Months Year-to-Date
	OPERATING INCOME		OPERATING MARGINS
	2004	2003	2004	2003
Pressure-sensitive Materials
Operating income, as reported	$219.0	$176.6	7.3%	6.9%
Non-GAAP adjustments:

Restructuring costs, asset impairment and lease cancellation charges	34.5	13.6	1.1%	0.5%

Adjusted non-GAAP operating income	$253.5	$190.2	8.4%	7.4%

Office and Consumer Products
Operating income, as reported	$186.4	$188.5	15.9%	16.1%
Non-GAAP adjustments:

Restructuring costs and asset impairment charges	0.5	12.5	0.0%	1.1%

Adjusted non-GAAP operating income	$186.9	$201.0	15.9%	17.2%

Retail Information Services
Operating income, as reported	$47.8	$24.2	7.5%	4.4%
Non-GAAP adjustments:

Restructuring costs, asset impairment and lease cancellation charges	0.2	7.0	0.0%	1.2%

Adjusted non-GAAP operating income	$48.0	$31.2	7.5%	5.6%

Other Businesses
Operating income, as reported	$51.5	$43.7	9.8%	9.3%
Non-GAAP adjustments:

Restructuring costs and asset impairment charges	—	2.5	0.0%	0.5%

Adjusted non-GAAP operating income	$51.5	$46.2	9.8%	9.8%

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AVERY DENNISON

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions)

	(UNAUDITED)

	Jan. 01, 2005	Dec. 27, 2003
ASSETS

Current assets:
Cash and cash equivalents	$84.8	$29.5
Trade accounts receivable, net	887.4	833.2
Inventories, net	433.2	406.1
Other current assets	137.0	177.2

Total current assets	1,542.4	1,446.0

Property, plant and equipment, net	1,381.0	1,294.0
Goodwill	757.0	716.6
Intangibles resulting from business acquisitions, net	145.8	151.3
Other assets	571.3	510.2

	$4,397.5	$4,118.1

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term and current portion of long-term debt	$204.5	$292.6
Accounts payable	619.2	548.5
Other current liabilities	575.8	661.0

Total current liabilities	1,399.5	1,502.1

Long-term debt	1,007.3	887.7
Other long-term liabilities	442.0	409.6
Shareholders’ equity:
Common stock	124.1	124.1
Capital in excess of par value	766.1	703.7
Retained earnings	1,887.6	1,772.5
Accumulated other comprehensive loss, net of tax	(2.7)	(77.6)
Cost of unallocated ESOP shares	(9.7)	(11.6)
Employee stock benefit trusts	(619.1)	(595.4)
Treasury stock at cost	(597.6)	(597.0)

Total shareholders’ equity	1,548.7	1,318.7

	$4,397.5	$4,118.1

Certain prior year amounts have been reclassified to conform with the 2004 financial statement presentation.

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AVERY DENNISON

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

	(UNAUDITED)

	Twelve Months Ended
	Jan. 01, 2005 (53 Weeks)	Dec. 27, 2003
Operating Activities:
Net income	$279.7	$267.9
Less: income from discontinued operations, net of tax	—	25.1

Income from continuing operations	279.7	242.8

Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:

Depreciation	147.2	143.9
Amortization	41.0	35.4
Deferred taxes	91.9	(5.2)
Asset impairment and net loss on sale of assets	12.4	7.7
Other non-cash items, net	(0.5)	(2.4)

	571.7	422.2
Changes in assets and liabilities	(54.8)	(87.3)

Net cash provided by operating activities from continuing operations	516.9	334.9

Investing Activities:
Purchase of property, plant and equipment	(178.9)	(201.4)
Purchase of software and other assets	(21.8)	(22.8)
Payments for acquisitions	(15.0)	(6.9)
Proceeds from sale of assets	8.2	15.4
Proceeds from sale of business	—	58.8
Other	(9.4)	(8.7)

Net cash used in investing activities of continuing operations	(216.9)	(165.6)

Financing Activities:
Additional borrowings	150.2	417.9
Payments of debt	(269.3)	(447.7)
Dividends paid	(164.6)	(160.2)
Purchase of treasury stock	(0.7)	(0.3)
Proceeds from exercise of stock options, net	19.1	5.5
Other	18.2	18.1

Net cash used in financing activities of continuing operations	(247.1)	(166.7)

Effect of foreign currency translation on cash balances	2.4	4.1

Increase in cash and cash equivalents	55.3	6.7

Cash and cash equivalents, beginning of period	29.5	22.8

Cash and cash equivalents, end of period	$84.8	$29.5

Certain prior year amounts have been reclassified to conform with the 2004 financial statement presentation.

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